EXHIBIT 99

FOR IMMEDIATE RELEASE:

         UNION PACIFIC ANNOUNCES FIRST QUARTER RESULTS

DALLAS, TX, April 22, 1999 -- Union Pacific Corporation today reported that its Railroad subsidiary made significant strides in improving both its revenues and operating income during the first quarter of 1999. The Corporation reported net income of $129 million, or $.52 per diluted share, in the first quarter. Results for the quarter also included $9 million, or $.04 per diluted share, in one-time after-tax expenses associated with the implementation of the Southern Pacific merger. Union Pacific reported a net loss of $62 million, or $.25 per diluted share, in the first quarter of 1998.


     Union Pacific Railroad and other operations reported operating income of $352 million in the first quarter of 1999 compared to $25 million for the same period in 1998. Commodity revenues were up 8 percent, while operating costs decreased 7 percent. Carloadings rose 6 percent overall, with particular strength in Agricultural Products, Energy, and Autos, which were up 11, 8 and 7 percent respectively. Increased system velocity, reduced car inventory, and lower fuel costs improved the operating ratio to 85.8. This compares to 98.9 in the first quarter of 1998, which reflected customer claims accruals and other congestion-related costs.

     Overnite Transportation reported first quarter operating income of $10 million compared to $13 million in the first quarter of 1998. Revenues declined 2 percent, largely reflecting the strong traffic levels in early 1998 as customers diverted traffic to Overnite in anticipation of a potential labor strike at unionized carriers prior to national contract negotiations. The company's results were also adversely effected by harsh weather during the quarter as well as the costs associated with the launching of Overnite's Next-Day service enhancement program. As a result, Overnite's operating ratio rose 1.0 percentage point to 95.9.

     "We're encouraged by the progress we've made during the first quarter," said Dick Davidson, Chairman and Chief Executive Officer. "Operational improvements are being achieved, and there's more to be accomplished. Going forward, the key will be to leverage those operating efficiencies with higher revenues as we work to restore customer confidence and attract new business to the Railroad."

     A first quarter income statement is attached.

     Media inquires should be directed to John Bromley at Union Pacific Railroad, (402) 271-3475.

     (This press release contains forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements may include, without limitation, statements that we do not expect that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or other matters will have a material adverse effect on our consolidated financial condition, results of operations or liquidity and other similar expressions concerning matters that are not historical facts, and projections or predictions as to our financial or operational results. Forward-looking information is based on facts available at the time and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Important factors that could cause differences include, but are not limited to: whether we are fully successful in recovering from the effects of UPRR's congestion-related problems and implementing UPRR's financial and operational initiatives; industry competition and legislative and/or regulatory developments; natural events such as severe weather, floods and earthquakes; the effects of adverse general economic conditions; changes in fuel prices; labor strikes; the impact of year 2000 systems problems; and the outcome of shipper claims related to congestion, claims arising from environmental investigations or proceedings and other types of claims and litigations. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.)






UNION PACIFIC CORPORATION
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended March 31
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)


                                                                                   Pct
                                                     1999          1998            Chg

Operating Revenue. . . . . . . . . . . . . . . .   $ 2,740       $ 2,586          +  6
Operating Expense -a). . . . . . . . . . . . . .     2,378         2,553          -  7
Operating Income . . . . . . . . . . . . . . . .       362            33             F
Other Income - Net . . . . . . . . . . . . . . .        31            23          + 35
Interest Expense . . . . . . . . . . . . . . . .      (192)         (161)         - 19
Income (Loss) Before Income Taxes. . . . . . . .       201          (105)            F
Income Tax (Expense) Benefit . . . . . . . . . .       (72)           43             U
Net Income (Loss)  . . . . . . . . . . . . . . .   $   129       $   (62)            F
Basic Earnings (Loss) Per Share. . . . . . . . .   $  0.52       $ (0.25)            F
Diluted Earnings (Loss) Per Share. . . . . . . .   $  0.52       $ (0.25)            F

Average Basic Shares Outstanding (MM). . . . . .     246.3         246.0
Average Diluted Shares Outstanding (MM)-b) .  247.4      246.0

a) Includes one-time merger expenses of $15 million pre-tax ($9 million after-tax or $.04 per diluted share) in 1999, $29 million pre-tax ($18 million after-tax or $.07 per share) in 1998. Merger expenses include severance, relocation and certain other costs related to Union Pacific employees affected by the merger. Also includes $5 million of Overnite goodwill amortization in 1998.

b) 1999 excludes 21.8 million anti-dilutive common stock equivalents, and 1998 excludes 1.7 million anti-dilutive common stock equivalents.





April 22, 1999

